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                   ESTABLISHMENT OF SEGREGATED INVESTMENT ACCOUNT K
                                          OF
                     THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


     Pursuant to the authority given to me by Resolution No. 82-28 of the Board of Directors of The Lincoln National Life Insurance Company (the "Company") dated November 4, 1982, I establish a segregated investment account designated Lincoln National Flexible Premium Variable Life Account K (the "Account"). The Account is to be used in connection with the issuance by the Company of flexible premium variable life insurance policies. The Account should have authority to issue an unlimited number of shares or units and shall be registered as a unit investment trust investment company with the Securities and Exchange Commission (the "SEC"). The Account shall invest in shares of investment companies which are registered with the SEC.

Dated: March 7, 1994               /s/ Ian M.  Rolland
                                   ---------------------------------------------
                                        Ian M.  Rolland, Chief Executive Officer


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                                  BOARD RESOLUTION
                                         OF
                    THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                              ADOPTED NOVEMBER 4, 1982

82-28          RESOLVED, That the resolution relating to the establishment of segregated investment accounts, adopted by the Board of Directors on September 12, 1968, is hereby rescinded effective this date; and

               RESOLVED FURTHER, That the chief executive officers of the Company is hereby authorized in his discretion from time to time to establish one or more segregated investment accounts in accordance with the provisions of the Indiana Insurance Law, for such purpose or purposes as he may determine and as may be appropriate under the Indiana Insurance Law; and

               RESOLVED FURTHER, That if in the opinion of legal counsel of the Company it is necessary or desirable to register any of such accounts under the Investment Company Act of 1940 or to register a security issued by any such account under the Securities Act of 1933, or to make application for exemption from registration, the chief executive officer or such other officers as he may designate are hereby authorized to accomplish any such registration or to make any such application for exemption, and to perform all other acts as may be desirable or necessary in connection with the conduct of business of the Company with respect to any such account.